Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

AND

CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND PROPRIETARY RIGHTS

AGREEMENT

This Executive Employment Agreement and Confidential Information, Invention Assignment, and Proprietary Rights Agreement (this “Agreement”) is made as of July 7, 2026, by and between Simwon America Corp., a California corporation (the “Company”), and Youngseok Park (“Executive”).

This Agreement shall become effective upon the effectiveness of the Company’s registration statement on Form S-1 and the listing of the Company’s common stock on The Nasdaq Global Market (the “Effective Date” or the “Nasdaq Listing Date”), unless otherwise determined by the Board of Directors of the Company (the “Board”). This Agreement sets forth the terms and conditions of Executive’s employment with the Company from and after the Effective Date and is not intended to retroactively modify compensation, benefits, severance, restrictive covenants, or other employment terms for any period before the Effective Date, except as expressly stated herein.

RECITALS

WHEREAS, the Company is engaged in automotive parts manufacturing and related activities, including manufacturing processes, production methods, tooling, automation, quality control, customer programs, supply chain management, cost management, and related operations;

WHEREAS, Executive is expected to serve, or currently serves, the Company in an executive capacity and may have access to highly sensitive Company information, customer information, manufacturing technology, trade secrets, and proprietary information; and

WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive’s employment and Executive’s obligations regarding confidential information, inventions, Company property, and related matters in a manner consistent with California law and suitable for a public company filing.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Company and Executive agree as follows:

1. Employment; At-Will Status. The Company employs Executive, and Executive accepts employment with the Company, upon the terms set forth in this Agreement. Executive’s employment with the Company is at will. Either Executive or the Company may terminate Executive’s employment at any time, with or without Cause and with or without advance notice, subject to the payment and notice provisions expressly set forth in this Agreement and applicable law. Nothing in this Agreement shall be construed as a promise of employment for any specific term.

2. Position; Reporting; Duties. Executive shall serve as Chief Executive Officer and Executive Director and shall report to the Board. Executive shall perform the duties customarily associated with such position and such other duties as may reasonably be assigned to Executive from time to time, consistent with Executive’s position. Executive shall perform Executive’s duties in good faith, with due care, and in a manner consistent with applicable law, the Company’s policies, the Company’s Code of Ethics, and the Company’s interests.

3. Full-Time Service; Conflicts of Interest. Executive shall devote Executive’s full business time, attention, skill, and efforts to the Company’s business during Executive’s employment. Executive shall not engage in any outside business, employment, consulting, board, advisory, or other activity that materially interferes with Executive’s duties to the Company, creates an actual or reasonably foreseeable conflict of interest, or involves the misuse or disclosure of Company Confidential Information or Trade Secrets. Nothing in this Agreement prohibits Executive from managing personal investments or engaging in civic, charitable, educational, or professional activities, provided that such activities do not materially interfere with Executive’s duties, create a conflict of interest, or involve misuse or disclosure of Company Confidential Information or Trade Secrets.

4. Compensation.

(a) Base Salary. Executive shall receive an annual base salary of USD $176,000(“Base Salary”), less applicable withholdings and deductions, payable in accordance with the Company’s regular payroll practices. The Base Salary may be reviewed periodically and may be adjusted as approved by the Board or an authorized committee of the Board.

(b) Annual Bonus and Incentive Compensation. Executive may be eligible to participate in any annual bonus, management incentive, or other incentive compensation plan adopted by the Company for similarly situated executives, subject to the terms of the applicable plan and approval by the Board or an authorized committee. No bonus or incentive compensation is earned unless and until approved and payable under the applicable plan or written approval.

(c) Equity Awards. Executive may be eligible to receive stock options, restricted stock units, restricted stock, or other equity awards under the Company’s equity incentive plan, if any, subject to approval by the Board or an authorized committee, the terms of the applicable plan, and the applicable award agreement. No equity award is granted by this Agreement unless expressly set forth in a separate written award agreement.

5. Executive Benefits; Time Off; Statutory Leave.

(a) Executive Benefits. Executive shall be eligible to participate in Executive benefit plans and programs made available by the Company to similarly situated Executives, subject to the terms, eligibility requirements, and conditions of such plans and programs, as they may be amended or terminated from time to time.

(b) Flexible Time Off / Paid Time Off. To the extent Executive is classified by the Company as an exempt Executive, Executive will not accrue vacation or paid time off unless otherwise required by applicable law or expressly provided in a written Company policy. The Company may permit Executive to take flexible time off as appropriate in light of Executive’s workload, responsibilities, and business needs, subject to reasonable advance notice and approval procedures. This arrangement is not intended to create an accrued vacation wage benefit except to the extent required by applicable law or a written Company policy.

(c) Paid Sick Leave and Statutory Leave. Nothing in this Agreement limits Executive’s right to paid sick leave, family leave, medical leave, pregnancy disability leave, military leave, jury duty leave, voting leave, or any other leave or accommodation required under applicable federal, California, or local law.

6. Business Expense Reimbursement; Corporate Vehicle.

(a) Business Expenses. The Company shall reimburse Executive for reasonable and necessary business expenses incurred in the performance of Executive’s duties, subject to Executive’s timely submission of appropriate documentation and compliance with the Company’s expense reimbursement policies. Any reimbursements shall be made in a manner intended to comply with or be exempt from Section 409A of the Internal Revenue Code, to the extent applicable.

(b) Corporate Vehicle. The Company may provide Executive with access to a Company-owned or Company-leased vehicle for business use, subject to the Company’s policies as in effect from time to time. Executive shall comply with all applicable Company policies, insurance requirements, and applicable laws relating to use of such vehicle. No cash car allowance is provided under this Agreement unless separately approved in writing by the Company.

7. Confidentiality; Proprietary Rights; Company Property.

(a) Confidential Information. “Confidential Information” means all non-public information relating to the Company, its affiliates, customers, suppliers, vendors, business partners, or operations, whether in written, electronic, oral, visual, sample, prototype, or other form. Confidential Information includes, without limitation, information relating to products, manufacturing processes, production methods, tooling, molds, dies, jigs, fixtures, automation systems, equipment specifications, quality control data, inspection criteria, engineering data, bills of materials, part specifications, drawings, customer requirements, customer forecasts, purchase orders, pricing, cost structures, margins, financial information, business plans, strategies, software, systems, supplier information, production schedules, technical standards, and other proprietary or sensitive information.

(b) Third-Party Information and Trade Secrets. Confidential Information includes non-public information received from or relating to the Company’s customers, suppliers, affiliates, and business partners, including customer specifications, forecasts, pricing, purchase orders, quality requirements, drawings, portal information, and information subject to confidentiality obligations owed by the Company to third parties. “Trade Secrets” has the meaning set forth in the California Uniform Trade Secrets Act, California Civil Code Section 3426 et seq., and includes all information that qualifies as a trade secret under applicable law.

(c) Use and Disclosure Restrictions. Executive shall hold Confidential Information and Trade Secrets in strict confidence and shall not use, disclose, copy, transmit, remove, or make available such information except as necessary to perform Executive’s duties for the Company or as authorized in writing by the Company. These obligations continue during and after Executive’s employment for so long as the information remains confidential or is protected as a trade secret under applicable law.

(d) Permitted Disclosures and Whistleblower Protections. Nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including the Securities and Exchange Commission, Department of Justice, Equal Employment Opportunity Commission, California Civil Rights Department, National Labor Relations Board, Department of Labor, or any other federal, state, or local governmental agency, or from making other disclosures protected under applicable whistleblower laws. Executive is not required to notify the Company of any such report or disclosure and is not prohibited from receiving an award from a governmental agency. Executive is also notified of the immunity provisions of 18 U.S.C. Section 1833(b) for certain confidential disclosures of trade secrets to government officials or attorneys for the purpose of reporting or investigating a suspected violation of law, or in a court filing made under seal.

(e) Company Property; Return of Materials. All Company documents, records, equipment, devices, keys, badges, access credentials, computers, phones, storage media, files, drawings, specifications, samples, prototypes, tools, data, software, and other property, including copies and extracts, are and shall remain the Company’s property. Upon request by the Company and upon termination of employment, Executive shall promptly return all Company property and shall not retain, copy, transfer, delete, alter, or destroy Company property except as authorized by the Company or as required by law.

(f) Company Inventions. Executive hereby assigns to the Company all right, title, and interest in and to any inventions, discoveries, developments, improvements, designs, processes, works of authorship, trade secrets, technology, know-how, software, data, documentation, formulas, methods, and other intellectual property, whether patentable, copyrightable, registrable, or not, that Executive conceives, develops, reduces to practice, authors, or creates, alone or jointly with others, during Executive’s employment and that (i) relate to the Company’s actual or demonstrably anticipated business, research, development, products, services, operations, manufacturing processes, or technology; (ii) result from work performed by Executive for the Company; or (iii) are developed using the Company’s equipment, supplies, facilities, Confidential Information, or Trade Secrets (“Company Inventions”). Executive shall promptly disclose Company Inventions to the Company and shall execute documents reasonably requested by the Company to confirm or protect the Company’s rights in such Company Inventions.

(g) California Labor Code Section 2870. This Agreement does not apply to an invention that qualifies fully for protection under California Labor Code Section 2870. In general, that statute protects an invention developed entirely on an Executive’s own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for inventions that relate to the employer’s business or actual or demonstrably anticipated research or development, or result from work performed for the employer.

(h) Prior Inventions and Third-Party Obligations. Executive shall identify in Schedule A any inventions, works, or intellectual property created or owned by Executive before employment with the Company that Executive wishes to exclude from this Agreement. Executive shall not use or disclose to the Company any confidential information, trade secrets, or proprietary information of any prior employer or other third party unless authorized to do so.

(i) No Restriction on Lawful Profession; Fiduciary Duties. Nothing in this Agreement is intended to, or shall, prohibit, restrict, or restrain Executive from engaging in any lawful profession, trade, or business at any time, including following termination of employment, in compliance with California Business and Professions Code Section 16600. Nothing herein prohibits Executive from using general knowledge, skills, experience, and expertise retained in Executive’s unaided memory, provided that Executive does not use or disclose Confidential Information or Trade Secrets. To the extent Executive serves as an officer or director of the Company, Executive acknowledges that Executive owes fiduciary duties to the Company and its stockholders under applicable law during such service, including duties of loyalty and care.

8. Termination of Employment.

(a) Termination by the Company. The Company may terminate Executive’s employment at any time, with or without Cause, subject to applicable law and the provisions of this Agreement.

(b) Resignation by Executive. Executive may resign employment at any time, with or without reason. Executive agrees to provide at least thirty (30) days’ advance written notice of resignation when practicable; provided that the Company may accept the resignation earlier and may relieve Executive of duties during all or part of the notice period.

(c) Death or Disability. Employment shall terminate upon Executive’s death. The Company may terminate Executive’s employment due to disability if Executive is unable to perform the essential functions of Executive’s position, with or without reasonable accommodation, in accordance with the Americans with Disabilities Act, the California Fair Employment and Housing Act, and other applicable law.

(d) Accrued Obligations and Final Wages. Upon termination of employment for any reason, the Company shall pay Executive all earned and unpaid wages, salary, and other amounts required to be paid under applicable law at the time required by California law. The Company shall also provide any benefits required under applicable benefit plans or applicable law. These amounts are not conditioned on Executive signing a release of claims.

(e) Deemed Resignation from Offices. Unless otherwise agreed in writing by the Company, upon termination of employment for any reason, Executive shall be deemed to have resigned from all offices, directorships, and positions then held with the Company and its affiliates, effective as of the termination date, and Executive shall execute any documents reasonably requested to confirm such resignation.

9. No Severance. Except as otherwise required by applicable law or expressly approved in writing by the Board, Executive shall not be entitled to any severance, separation pay, change-in-control severance, or other post-termination compensation upon termination of employment for any reason. Upon termination of employment, the Company shall pay Executive all earned and unpaid wages, salary, and any other amounts required to be paid under applicable law at the time required by California law.

10. Definition of Cause. “Cause” means: (i) Executive’s willful misconduct, fraud, embezzlement, dishonesty, or material breach of fiduciary duty; (ii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, fraud, theft, or breach of trust; (iii) Executive’s material breach of this Agreement, the Company’s Code of Ethics, insider trading policy, confidentiality obligations, or other material Company policies; (iv) Executive’s willful failure or refusal to perform material duties after written notice and a reasonable opportunity to cure, if curable; (v) Executive’s gross negligence or willful misconduct causing material harm to the Company; or (vi) Executive’s unauthorized use or disclosure of Confidential Information or Trade Secrets. For any event that is reasonably capable of cure, the Company shall provide written notice and a reasonable cure period of not less than ten (10) business days before terminating for Cause.

11. Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, and shall be interpreted accordingly. Each payment under this Agreement shall be treated as a separate payment.

Any severance payable only upon a “separation from service” shall be payable only upon a separation from service within the meaning of Section 409A. If Executive is a “specified Executive” and a payment subject to Section 409A is required to be delayed for six (6) months, such payment shall be delayed and paid on the first payroll date after the six-month anniversary of Executive’s separation from service, or earlier upon Executive’s death, to the extent required by Section 409A. The Company makes no representation regarding the tax treatment of any payment or benefit under this Agreement.

12. Clawback; Compliance with Company Policies. All incentive-based compensation, equity awards, bonuses, or similar compensation paid or payable to Executive shall be subject to the Company’s clawback, recovery, insider trading, hedging, pledging, and other policies, as adopted or amended from time to time, and to any recovery required by applicable law, SEC rules, Nasdaq rules, or other applicable stock exchange rules. This Section is intended to apply to the Company as a public company and shall be interpreted consistently with applicable law, SEC rules, Nasdaq rules, and the Company’s policies.

13. Indemnification; D&O Insurance. To the fullest extent permitted by applicable law and the Company’s Articles of Incorporation, Bylaws, and any indemnification agreement between the Company and Executive, the Company shall indemnify Executive for claims arising from Executive’s service as an officer or director of the Company. Executive shall be covered by the Company’s directors’ and officers’ liability insurance policies, if any, in accordance with their terms and to the same extent as similarly situated officers and directors.

14. Mediation and Arbitration.

(a) Good-Faith Resolution. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement or Executive’s employment. The parties may agree to mediate any dispute, but mediation shall not be a mandatory condition to filing an administrative charge or initiating arbitration if such condition would be unlawful or would prevent timely assertion of a claim.

(b) Arbitration Agreement. Except for claims that cannot lawfully be required to be arbitrated, any dispute, claim, or controversy arising out of or relating to this Agreement, Executive’s employment, or the termination of Executive’s employment shall be resolved by final and binding arbitration before a neutral arbitrator through JAMS or the American Arbitration Association in Lathrop, California or another mutually agreed location. The arbitration shall be conducted under the applicable employment arbitration rules of the selected provider, except to the extent those rules conflict with this Agreement or applicable law.

(c) California Employment Arbitration Protections. The arbitrator shall be neutral, shall allow reasonable discovery, shall have authority to award all remedies available in court under applicable law, and shall issue a written decision stating the essential findings and conclusions. The Company shall pay all arbitrator fees and arbitration administrative costs that Executive would not be required to pay if the dispute were brought in court, except to the extent otherwise permitted by applicable law. Each party shall bear its own attorneys’ fees and costs, except as otherwise required by applicable law or awarded by the arbitrator under a fee-shifting statute or contract.

(d) Administrative Agency Rights and Exclusions. Nothing in this Agreement prevents Executive from filing a charge or complaint with, communicating with, or participating in an investigation or proceeding conducted by any federal, state, or local administrative agency. Claims for workers’ compensation, unemployment insurance, and any other claims that cannot lawfully be required to be arbitrated are excluded from mandatory arbitration to the extent required by law. Either party may seek temporary or preliminary injunctive relief in court to protect Confidential Information, Trade Secrets, Company property, or intellectual property rights pending arbitration.

(e) Jury Trial Waiver. To the extent permitted by law, Executive and the Company waive the right to a jury trial for claims subject to arbitration under this Agreement.

15. Notices. All notices under this Agreement shall be in writing and delivered personally, by nationally recognized overnight courier, by certified or registered mail, or by email with confirmation of receipt, to the addresses or email addresses most recently provided by the receiving party for notice purposes. Notices to the Company shall be sent to Simwon America Corp., 400 D’Arcy Park Way, Lathrop, CA 95330, Attention: Chief Executive Officer, or to such other address as the Company may designate in writing.

16. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles. Subject to the arbitration provisions above, any court proceeding permitted under this Agreement shall be brought in a state or federal court located in California having jurisdiction over the dispute.

17. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties regarding Executive’s employment, Confidential Information, Trade Secrets, Company property, and Company Inventions, and supersedes all prior oral or written agreements on those subjects, except any equity award agreement, benefit plan, indemnification agreement, or other agreement that expressly states that it survives or applies in addition to this Agreement. This Agreement may be amended only by a written instrument signed by Executive and an authorized representative of the Company.

18. Severability; No Waiver; Interpretation. If any provision of this Agreement is held invalid, illegal, or unenforceable, the remaining provisions shall remain in effect and the invalid provision shall be modified to the minimum extent necessary to make it enforceable, except where modification would violate California Business and Professions Code Section 16600 or other applicable law. No waiver of any breach shall be deemed a waiver of any other breach. This Agreement shall be interpreted according to its plain meaning and not for or against either party based on drafting responsibility.

19. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement. Signatures transmitted by PDF, electronic signature platform, or other electronic means shall be deemed original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

EXECUTIVE:

By:	/s/ Youngseok Park
Name:	Youngseok Park

Simwon America Corp.:

By:	/S/ Youngseok Park
Name:	Youngseok Park
Title:	Chairman and Chief Executive Officer